Exhibit 23.4

January 31, 2023

To:

CASI Pharmaceuticals Holdings, Inc.

CASI Pharmaceuticals Holdings, Inc.

1701-1702, China Central Office Tower 1

No. 81 Jianguo Road Chaoyang District

Beijing, 100025

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Legal Matters" in CASI Pharmaceuticals Holdings, Inc.’s Form F-4 Registration Statement (including all amendments or supplements thereto, the “Registration Statement”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Global Law Office
Global Law Office

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